EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into as of January 1, 2014 between Cardinal Energy Group, Inc., a Nevada corporation (the “Company”) and Dave Rippy(“Executive”).

RECITAL

The Company and Executive desire to enter into this Agreement to ensure the Company of the services of Executive, to provide for compensation and other benefits to be paid and provided by the Company to Executive in connection therewith, and to set forth the rights and duties of the parties in connection therewith.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereby agree as follows:

1. Title; Directorship.

(a) Title. The Company hereby employs Executive as Chief Operating Officer, and Executive hereby accepts such employment, on the terms and conditions set forth herein. During the term of this Agreement, Executive shall be and have the title, duties and authority of Chief Operating Officer of the Company and shall devote his entire business time and all reasonable efforts to his employment and shall perform diligently such duties as are customarily performed by the Chief Operating Officer of companies the size and structure of the Company, together with such other duties as may be reasonably required from time to time by the Chief Executive Officer of the Company. Without limiting the generality of any of the foregoing, except as hereafter expressly agreed in writing by Executive, Executive shall not be required to report to any party other than to the Chief Executive Officer of the Company.

2. Term. Subject to the provisions for termination hereinafter provided, the term of this Agreement shall begin on the date hereof and shall end at 11:59 p.m., local time, on December 31, 2015, provided, however, that the term of this Agreement shall automatically renew for successive one year terms, unless Executive or the Company gives written notice to the other not less than one hundred twenty (120) days prior to December 31, 2015 or the expiration of any such one-year term that he or it, as the case may be, is electing not to so extend the term of this Agreement (the “Employment Period”). Notwithstanding the foregoing, the term of this Agreement shall end on the date on which Executive’s employment is earlier terminated by him or the Company in accordance with the provisions of Paragraph 7(a) below.

3. Outside Interests. Executive shall not, without the prior written consent of the Company, directly or indirectly, during the term of this Agreement, other than in the performance of duties naturally inherent to the business of the Company and in furtherance thereof, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that Executive may attend to outside investments, and serve as a director, trustee or officer of, or otherwise participate in, educational, welfare, social, religious and civic organizations so long as such activities do not materially interfere with his full-time employment hereunder.

4. Compensation.

(a) Salary. For all services he may render to the Company during the term of this Agreement, the Company shall pay to Executive the following salary in those installments customarily used in payment of salaries to the Company’s senior executives (but in no event less frequently than monthly):

(i) for calendar year 2014 a salary of One Hundred Fifty Thousand Dollars ($150,000);

(ii) for calendar year 2015, a salary of One Hundred Seventy Five Thousand Dollars ($175,000);

(iii) for the calendar year beginning on January 1, 2016, and for each calendar year thereafter during the term of this Agreement, a salary determined by the Board of Directors, which in no event shall be less than the annual salary that was payable by the Company to Executive under this Paragraph 4(a) for the immediately preceding calendar year.

(b) Bonus. Executive shall be entitled to participate in any bonus program implemented by the Compensation Committee of the Board of Directors for the Company’s senior executives generally, with pertinent terms and goals to be established annually or otherwise by the Compensation Committee in its sole discretion.

(c) Benefits. Executive shall be entitled, subject to the terms and conditions of the appropriate plans, to all benefits provided by the Company to senior executives generally from time to time during the term of this Agreement.

(d) Vacation. Executive shall be entitled to three (3) weeks of paid vacation per year, which cannot be carried over from year to year without prior written approval from the CEO.

(e) Automobile. Executive shall be entitled to use of a Company automobile and the Company shall provide automobile insurance therefor.

(f) Medical/Health Insurance. The Company shall provide Executive with medical/health insurance.

(g) Cell Phone. The Company shall provide Executive with a cell phone.

(h) Business Expenses. Executive will be issued a Company credit card for payment of business expenses in furtherance of Executive’s responsibilities and obligations under this Agreement. Executive shall deliver to the Company (no less than monthly or immediately upon request by the Company) proper documentation for all such expenses and charges for all travel, hotel and business expenses when incurred on Company business during the term of this Agreement.

(i) Perquisites. Executive shall be entitled to such perquisites, including use of an automobile, as are provided by the Company to senior executives generally from time to time during the term hereof.

5. Executive Stock Awards Plan. During the term of this Agreement, Executive shall participate in any executive stock award plan the Company’s may adopt.

6. Payment in the Event of Death or Disability.

(a) In the event of Executive’s death or Disability during the term of this Agreement, for a period equal to the lesser of (i) twelve (12) months following the date of such death or Disability or (ii) the balance of the term that would have remained hereunder at such date had Executive’s death or disability not occurred, the Company shall continue to pay to Executive (or his estate) Executive’s then effective per annum rate of salary, as determined under Paragraph 4(a), and provide to Executive (or to his family members covered under his family medical coverage) the same family medical coverage as provided to Executive on the date of such death or Disability.

(b) Except as otherwise provided in Paragraph 6(a), in the event of Executive’s death or Disability Executive’s employment hereunder shall terminate and Executive shall be entitled to no further compensation or other payments or benefits under this Agreement, except as to any unpaid salary, bonus, or benefits accrued and earned by him up to and including the date of such death or Disability.

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(c) For purposes of this Agreement, Executive’s Disability shall be deemed to have occurred after one hundred fifty (150) days in the aggregate during any consecutive twelve (12) month period, or after ninety (90) consecutive days, during which one hundred fifty (150) or ninety (90) days, as the case may be, Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties hereunder. The date of Disability shall be such one hundred fiftieth (150th) or ninetieth (90th) day, as the case may be. If the Company or Executive, after receipt of notice of Executive’s Disability from the other, dispute that Executive’s Disability shall have occurred, Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital selected by the Company and, unless such physician shall issue his written statement to the effect that in his or her opinion, based on his or her diagnosis, Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within thirty (30) days after the date of such statement, such Disability shall be deemed to have occurred.

(d) The payments to be made by the Company to Executive hereunder shall be offset and reduced by the amount of any insurance proceeds (on a tax-effected basis) paid to Executive (or his estate) from insurance policies obtained by the Company other than insurance policies provided under Company-wide employee benefit and welfare plans.

7. Termination.

(a) The employment of Executive under this Agreement:

(i) shall be terminated automatically upon the death or Disability of Executive;

(ii) may be terminated for Cause at any time by the Company, with any such termination not being in limitation of any other right or remedy the Company may have under this Agreement or otherwise;

(iii) may be terminated at any time by the Company without Cause with 30 days’ advance notice to Executive;

(iv) may be terminated at any time by Executive with thirty (30) days’ advance notice to the Company, and shall be terminated automatically if Executive does not accept assumption of this Agreement by, or an offer of employment from, a purchaser of all or substantially all of the assets of the Company; or

(v) may be terminated at any time by Executive if the Company materially breaches this Agreement and fails to cure such breach within thirty (30) days of written notice of such breach from Executive, provided that Executive has given notice of such breach within ninety (90) days after he has knowledge thereof and the Company did not have Cause to terminate Executive at the time such breach occurred.

(b) Upon any termination hereunder, Executive shall be deemed automatically to have resigned from all offices and any directorship held by him in the Company, unless the Company informs Executive otherwise.

(c) Executive’s employment with the Company for all purposes shall be deemed to have terminated as of the effective date of such termination hereunder (the “Date of Termination”), irrespective of whether the Company has a continuing obligation under this Agreement to make payments or provide benefits to Executive after such date.

8. Certain Termination Payments.

(a) If Executive’s employment with the Company is terminated by the Company without Cause or by Executive pursuant to Paragraph 7(a)(v), in either case other than within two years after a Change in Control, the Company shall (i) continue to pay to Executive the per annum rate of salary then in effect under Paragraph 4(a) and provide him and his family with the benefits described in Paragraph 4 then in effect (unless the terms of the applicable plans expressly prohibit the continuation of such benefits after such termination and cannot be amended, with applicability of such amendment limited to Executive, to provide for such continuation, in which case the Company shall procure and pay for substantially similar substitute benefits except for any pension or 401(k) Plan benefit) for the balance of the term that would have remained hereunder had such termination not occurred.

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(b) If Executive’s employment is terminated by the Company with Cause or is terminated pursuant to Paragraph 7(a)(iv), Executive shall be entitled to no further compensation or other payments or benefits under this Agreement, except as to that portion of any unpaid salary and benefits accrued and earned by him under Paragraph 4 up to and including the Date of Termination.

9. Definitions.

(a) “Beneficial Owner” shall have the meaning provided in Rule 13d-3 promulgated under the Exchange Act.

(b) “Cause” means:

(i) Executive’s conviction of, or plea of “no contest” to, a felony;

(ii) Executive’s willfully engaging in an act or series of acts of gross misconduct that result in demonstrable and material injury to the Company; or

(iii) Executive’s material breach of any provision of this Agreement, which breach has not been cured in all material respects within twenty (20) days after the Company gives notice thereof to Executive.

(c) “Person” shall have the meaning provided in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof, and shall include a “group” (as defined in Section 13(d) of the Exchange Act).

10. Certain Covenants

(a) Noncompete and Nonsolicitation. Executive acknowledges the Company’s reliance on and expectation of Executive’s continued commitment to performance of his duties and responsibilities during the term of this Agreement. In light of such reliance and expectation, during the term hereof and for two (2) years after termination of Executive’s employment and this Agreement under Paragraph 7 hereof, other than termination by the Company without Cause or termination by Executive pursuant to Paragraph 7(a)(v), Executive shall not, directly or indirectly, do or suffer any of the following:

(i) Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business, which is in competition with the business of the Company as and where conducted by it at the time of such termination; provided, however, that the ownership of not more than five percent (5%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant (the restrictions set forth in this subsection 10(a)(i) shall not apply to Executive’s pre-existing interest in Bakersfield Drilling Consultants, Inc. (BDC). Nothing in this Agreement shall be interpreted as requiring Executive to forfeit any interest in BDC.

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(ii) Solicit the employment of, assist in the soliciting the employment of, or otherwise solicit the association in business with any person or entity of, any employee, consultant or agent of the Company; or

(iii) Induce any person who is a customer of the Company to terminate said relationship.

(b) Nondisclosure; Return of Materials. During the term of his employment by the Company and following termination of such employment, Executive will not disclose (except as required by his duties to the Company), any concept, design, process, technology, trade secret, customer list, plan, embodiment or invention, any other intellectual property (“Intellectual Property”) or any other confidential information, whether patentable or not, of Company of which Executive becomes informed or aware during his employment, whether or not developed by Executive. In the event of the termination of his employment with the Company or the expiration of this Agreement, Executive will return to the Company all documents, data and other materials of whatever nature, including, without limitation, drawings, specifications, research, reports, embodiments, software and manuals that pertain to his employment with the Company or to any Intellectual Property and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing.

(c) Executive expressly agrees and understands that the remedy at law for any breach by him of this Paragraph 10 may be inadequate and that the damages flowing from such breach are not easily measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of Executive’s violation of any provision of this Paragraph 10, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach and may withhold any amounts owed to Executive pursuant to this Agreement. Nothing in this Paragraph 10 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Paragraph 10 that may be pursued by the Company.

(d) If Executive shall violate any legally enforceable provision of this Paragraph 10 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

(e) Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 10, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition that otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Executive.

11. Withholding Taxes. All payments to Executive hereunder shall be subject to withholding on account of federal, state and local taxes as required by law.

12. No Conflicting Agreements. Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether an employment contract or otherwise, that would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

13. Severable Provisions. The provisions of this Agreement are severable and if any one or more of its provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

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14. Binding Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement shall inure to the benefit of, and shall be binding upon, Executive and his heirs, personal and legal representatives, executors, successors and administrators. The Company may assign this Agreement to a purchaser (or an affiliate of a purchaser) of all or substantially all the assets of the Company. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor or assign to its assets as aforesaid that becomes bound by all the terms and provisions of this Agreement. If the Executive should die while any amounts are still payable to him, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

15. Notices. Notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when sent by certified mail, postage prepaid, addressed to the intended recipient at the address set forth at the end of this Agreement, or at such other address as such intended recipient hereafter may have designated most recently to the other party hereto with specific reference to this Paragraph 15.

16. Consent to Jurisdiction. Executive and the Company each irrevocably: (i) submits to the exclusive jurisdiction of the Ohio courts and the United States district court(s) in Ohio for the purpose of any proceedings arising out of this Agreement or any transaction contemplated by this Agreement; (ii) agrees not to commence such proceeding except in these courts; (iii) agrees that service of any process, summons, notice or document by U.S. registered mail to a party’s address as provided herein shall be effective service of process for any such proceeding; and (iv) waives any objection to the laying of venue of any such proceeding in these courts.

17. Waiver of Jury Trial. Each party waives, to the fullest extent permitted by law, any right he or it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated by this Agreement. Each party certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce this waiver; and acknowledges that he or it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Paragraph 17.

18. Waiver. The failure of either party to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision as to any future violation thereof, or prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

19. Miscellaneous. This Agreement supersedes all prior agreements and understandings between the parties. This Agreement may not be modified or terminated orally. All obligations and liabilities of each party hereto in favor of the other party hereto relating to matters arising prior to the date hereof have been fully satisfied, paid and discharge. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

20. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Ohio.

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21. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

22. Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

23. Rejection of Benefits. If Executive chooses not to accept any benefits offered by the Company herein, the Company shall not reimburse the Executive for any such benefit or provide a cash equivalent in lieu of providing such benefit.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above

Cardinal Energy Group, Inc.:

By:
Name:	Timothy W. Crawford
Title:	CEO / President
Date:	January 1, 2014

Dave Rippy

Date:	, 2014

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